Exhibit 3.1

FORM NO. 7

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL

OF

Norwegian Cruise Line Holdings Ltd.

(Hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on the 20 day of May, 2021, in accordance with the provisions of section 45(3) of the Companies Act 1981.

Minimum Share Capital of the Company	$	N/A

Authorized Share Capital of the Company		$500,000

Increase of Share Capital as authorized by By a resolution passed at a general Meeting of the Company on the 20 day of May 2021		$490,000

AUTHORIZED SHARE CAPITAL AS INCREASED		$990,000

DULY STAMPED in the amount of BD$ NIL being the stamp duty payable on the amount of increase of share capital of the Company in accordance with the provisions of the Stamp Duties Act, 1976.

/s/Graham Sadler

Secretary

DATED THIS 20 day of, May 2021

NOTE:

This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.